Credit Agreement
Dated as of August 10, 2012,
among
FCStone Merchant Services, LLC,
The Guarantors from time to time parties hereto,
the Lenders from time to time parties hereto,
and
Bank of Montreal,
as Administrative Agent

BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner

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Table of Contents
Section        Heading    Page

Section 1.	The Credit Facilities 1

Section 1.1.	Commitments 1

Section 1.2.	Applicable Interest Rates 1

Section 1.3.	Minimum Borrowing Amounts; Maximum Eurodollar Loans 3

Section 1.4.	Manner of Borrowing Loans and Designating Applicable Interest Rates 3

Section 1.5.	Maturity of Loans 5

Section 1.6.	Prepayments 5

Section 1.7.	Default Rate 6

Section 1.8.	Evidence of Indebtedness 6

Section 1.9.	Funding Indemnity 7

Section 1.10.	Commitment Terminations 8

Section 1.11.	Substitution of Lenders 8

Section 1.12.	Defaulting Lenders 8

Section 1.13.	Increase in Commitments 10

Section 2.	Fees 10

Section 2.1.	Fees 10

Section 3.	Place and Application of Payments 11

Section 3.1.	Place and Application of Payments 11

Section 3.2.	Account Debit 12

Section 4.	Guaranties and Collateral 12

Section 4.1.	Guaranties 12

Section 4.2.	Collateral 13

Section 4.3.	Further Assurances 13

Section 5.	Definitions; Interpretation 14

Section 5.1.	Definitions 14

Section 5.2.	Interpretation 34

Section 5.3.	Change in Accounting Principles 34

Section 6.	Representations and Warranties 35

Section 6.1.	Organization and Qualification 35

Section 6.2.	Holdings and Borrower Subsidiaries 35

Section 6.3.	Authority and Validity of Obligations 35

Section 6.4.	Use of Proceeds; Margin Stock 36

Section 6.5.	Financial Reports 36

Section 6.6.	No Material Adverse Change 37

Section 6.7.	Full Disclosure 37

Section 6.8.	Trademarks, Franchises, and Licenses 37

Section 6.9.	Governmental Authority and Licensing 37

Section 6.10.	Good Title 38

Section 6.11.	Litigation and Other Controversies 38

Section 6.12.	Taxes 38

Section 6.13.	Approvals 38

Section 6.14.	Affiliate Transactions 38

Section 6.15.	Investment Company 38

Section 6.16.	ERISA 39

Section 6.17.	Compliance with Laws 39

Section 6.18.	OFAC 39

Section 6.19.	Other Agreements 39

Section 6.20.	Solvency 39

Section 6.21.	No Default 39

Section 6.22.	No Broker Fees 40

Section 6.23.	Material Contracts 40

Section 7.	Conditions Precedent 40

Section 7.1.	All Credit Events 40

Section 7.2.	Conditions to the Effectiveness of this Agreement 41

Section 8.	Covenants 43

Section 8.1.	Maintenance of Business 43

Section 8.2.	Maintenance of Properties 44

Section 8.3.	Taxes and Assessments 44

Section 8.4.	Insurance 44

Section 8.5.	Financial Reports 44

Section 8.6.	Inspection 46

Section 8.7.	Borrowings and Guaranties 47

Section 8.8.	Liens 48

Section 8.9.	Investments, Acquisitions, Loans and Advances 49

Section 8.10.	Mergers, Consolidations and Sales 50

Section 8.11.	Maintenance of Borrower Subsidiaries 51

Section 8.12.	Dividends and Certain Other Restricted Payments 51

Section 8.13.	ERISA 51

Section 8.14.	Compliance with Laws 51

Section 8.15.	Burdensome Contracts with Affiliates 51

Section 8.16.	No Changes in Fiscal Year 52

Section 8.17.	Formation of Borrower Subsidiaries 52

Section 8.18.	Change in the Nature of Business 52

Section 8.19.	Use of Proceeds 52

Section 8.20.	No Restrictions 52

Section 8.21.	Performance of Duties; Amendment of Material Contracts 52

Section 8.22.	Tangible Net Worth 53

Section 8.23.	Compliance with OFAC Sanctions Programs 53

Section 8.24.	Deposit Accounts 53

Section 8.25.	Material Contracts 53

Section 8.26.	Most favored Lenders 53

Section 9.	Events of Default and Remedies 54

Section 9.1.	Events of Default 54

Section 9.2.	Non‑Bankruptcy Defaults 56

Section 9.3.	Bankruptcy Defaults 57

Section 9.4.	Notice of Default 57

Section 10.	Change in Circumstances 57

Section 10.1.	Change of Law 57

Section 10.2.	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR 57

Section 10.3.	Increased Cost and Reduced Return 58

Section 10.4.	Lending Offices 59

Section 10.5.	Discretion of Lender as to Manner of Funding 59

Section 11.	The Administrative Agent 59

Section 11.1.	Appointment and Authorization of Administrative Agent 59

Section 11.2.	Administrative Agent and its Affiliates 59

Section 11.3.	Action by Administrative Agent 59

Section 11.4.	Consultation with Experts 60

Section 11.5.	Liability of Administrative Agent; Credit Decision 60

Section 11.6.	Indemnity 61

Section 11.7.	Resignation of Administrative Agent and Successor Administrative Agent 61

Section 11.8.	Funds Transfer and Deposit Account Liability Arrangements 62

Section 11.9.	Designation of Additional Agents 62

Section 11.10.	Authorization to Release or Subordinate or Limit Liens 62

Section 11.11.	Authorization to Enter into, and Enforcement of, the Collateral Documents 63

Section 11.12.	Authorization of Administrative Agent to File Proofs of Claim 63

Section 12.	The Guarantees 64

Section 12.1.	The Guarantees 64

Section 12.2.	Guarantee Unconditional 64

Section 12.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances 65

Section 12.4.	Subrogation 65

Section 12.5.	Waivers 66

Section 12.6.	Limit on Recovery 66

Section 12.7.	Stay of Acceleration 66

Section 12.8.	Benefit to Guarantors 66

Section 12.9.	Guarantor Covenants 66

Section 13.	Miscellaneous 66

Section 12.1.	Withholding Taxes 66

Section 13.2.	No Waiver, Cumulative Remedies 69

Section 13.3.	Non‑Business Days 69

Section 13.2.	Other Taxes 69

Section 13.4.	Intentionally Omitted 69

Section 13.5.	Survival of Representations 69

Section 13.6.	Survival of Indemnities 69

Section 13.7.	Sharing of Set‑Off 69

Section 13.8.	Notices 70

Section 13.9.	Counterparts, Integration; Effectiveness. 71

Section 13.10.	Successors and Assigns 71

Section 12.11.	Participants 71

Section 13.12.	Assignments 72

Section 13.13.	Amendments 74

Section 13.14.	Headings 75

Section 13.15.	Costs and Expenses; Indemnification 75

Section 13.16.	Set‑off 76

Section 13.17.	Entire Agreement 76

Section 13.18.	Governing Law 76

Section 13.19.	Severability of Provisions 76

Section 13.20.	Excess Interest 76

Section 13.21.	Construction 77

Section 13.22.	Lender's Obligations Several 77

Section 13.23.	Submission to Jurisdiction; Waiver of Jury Trial 77

Section 13.24.	USA Patriot Act 78

Section 13.25.	Confidentiality 78
Signature Page    S‑1

Exhibit A    -    Notice of Borrowing
Exhibit B    -    Notice of Continuation/Conversion
Exhibit C    -    Revolving Note
Exhibit D    -    Compliance Certificate
Exhibit E    -    Additional Guarantor Supplement
Exhibit F    -    Assignment and Acceptance
Exhibit G    -    Commitment Amount Increase Request
Schedule 5.1    -    Qualified Commodities
Schedule 6.2    -    Borrower Subsidiaries
Schedule 6.5    -    Financial Information

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Credit Agreement
This Credit Agreement is entered into as of August 10, 2012 by and among FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), INTL FCStone, Inc., a Delaware corporation (“Holdings”), the Borrower Subsidiaries (as hereinafter defined), as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.
Preliminary Statement
The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.
Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.	The Credit Facilities.
Section 1.1.    Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender's Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Loans at any time outstanding shall not exceed the lesser of (i) the Commitments in effect at such time and (ii) the Borrowing Limit as then determined and computed. Each Borrowing of Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 1.4(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 1.2.    Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent's best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one‑month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.
(b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:
Adjusted LIBOR    =                          LIBOR
1 ‑ Eurodollar Reserve Percentage
“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board's Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.
“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.
“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).
(c)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 1.3.    Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $500,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent's consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder at any one time.
Section 1.4.    Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.3 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the

Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
(c)    Borrower's Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.4(a) and such Borrowing is not prepaid in accordance with Section 1.6(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.
(d)    Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent's principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower's Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.
(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.9 hereof so that the Borrower will have no liability under such Section with respect to such payment.
Section 1.5.    Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.
Section 1.6.    Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.3 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.9 hereof.
(b)    Mandatory. (i) The Borrower shall, on each date the Commitments are reduced pursuant to Section 1.10 hereof, prepay the Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Loans then outstanding to the amount to which the Commitments have been so reduced.
(ii)    If at any time the sum of the unpaid principal balance of the Loans then outstanding shall be in excess of the Borrowing Limit as then determined and computed (including, at the option of the Administrative Agent, daily computations of the Borrowing Limit based upon mark-to market value of Eligible Commodities and the Hedging Value of Hedging Agreements), the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Loans.
(iii)    Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.6(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.6(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.9 hereof.
(c)    Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
Section 1.7.    Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans at a rate per annum equal to:

(a)    for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect; and
(b)    for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
Section 1.8.    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.
(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C (such promissory notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
Section 1.9.    Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re‑employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
(a)    any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
(b)    any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.4(a) hereof,
(c)    any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
(d)    any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.
Section 1.10.    Commitment Terminations. (a) Optional Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 or such greater amount that is an integral multiple of $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans then outstanding. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.
(b)    Any termination of the Commitments pursuant to this Section 1.10 may not be reinstated.
Section 1.11.    Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.9 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).
Section 1.12.    Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.13 hereof.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 1.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
Section 1.13.    Increase in Commitments. The Borrower may, on any Business Day prior to the

Termination Date and with the Administrative Agent's prior written consent (not to be unreasonably withheld), increase the aggregate amount of the Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit G or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Commitments for existing Lender(s)) and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Commitments to an amount in excess of $100,000,000 will require the approval of the Required Lenders, (ii) any increase of the aggregate amount of the Commitments shall be in an amount not less than $10,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase, and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct at the time of such request and on the effective date of such Commitment Account Increase. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Loans. It shall be a condition to such effectiveness that (i) if any Eurodollar Loans are outstanding on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.9 hereof and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 1.10 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender's Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

Section 2.	Fees.
Section 2.1.    Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(b)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to in writing from time to time between the Administrative Agent and the Borrower. As of the Closing Date, there is no written agreement between the Administrative Agent and the Borrower with respect to such fees.
(c)    Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than two (2) such audits per calendar year.

Section 3.	Place and Application of Payments.

Section 3.1.    Place and Application of Payments. All payments of principal of and interest on the Loans and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 3:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set‑off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.
Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
(a)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(b)    second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)    third, to the payment of principal on the Loans, the aggregate amount paid to the Lenders and to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)    fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Holdings, the Borrower and the Borrower Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(d)    finally, to the Borrower or whoever else may be lawfully entitled thereto.
Section 3.2.    Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower's deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent's failure to do so.

Section 4.	Guaranties and Collateral.
Section 4.1.    Guaranties. The payment and performance of the Obligations and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by Holdings and each direct and indirect Domestic Borrower Subsidiary pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each of Holdings and each such Borrower Subsidiary executing and delivering this Agreement as a Guarantor (including any Borrower Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).
Section 4.2.    Collateral. The Obligations and Funds Transfer and Deposit Account Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower in the following personal property: Loan Receivables and Repurchase Agreements; documents of title with respect to any Qualified Commodity including, without limitation, warehouse receipts (both tangible and electronic); Hedging Accounts and Hedging Agreements; investment property; Qualified Commodities; general intangibles relating to the foregoing; rights to merchandise and other goods which is represented by, arises from, or relates to any of the foregoing; supporting obligations and security interests relating to the foregoing; monies, personal property, and interests in personal property of the Borrower of any kind or description held by any Lender, and all dividends and distributions on or other rights in connection with any such property; supporting evidence and documents relating to any of the above‑described property; and accessions and additions to, and substitutions and replacements of, any and all of the foregoing, in each case whether now owned or hereafter acquired or arising, and all proceeds thereof. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations and the Funds Transfer and Deposit Account Liability, and shall be valid and perfected first priority Liens subject, however, to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from the Borrower in form and substance satisfactory to the Administrative Agent.
Section 4.3.    Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Domestic Borrower Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Domestic Borrower Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Domestic Borrower Subsidiary to deliver to the Administrative Agent, at the Borrower's cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.	Definitions; Interpretation.
Section 5.1.    Definition. The following terms when used herein shall have the following meanings:
“Adjusted LIBOR” is defined in Section 1.2(b) hereof.
“Administrative Agent” means Bank of Montreal, Chicago Branch, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
“Agreement to Pledge” means tangible negotiable warehouse receipts in the possession of the Borrower, copies of which are included in the Borrowing Notice attached hereto as Exhibit A, and the Borrower has agreed to deliver originals of such warehouse receipts with all necessary endorsements within one (1) Business Day of any Loan advance in reliance upon such warehouse receipts.
“Applicable Margin” means (i) with respect to Base Rate Loans, one half of one percent (0.50%), (ii) with respect to Eurodollar Loans, two and one half of one percent (2.50%), and (iii) with respect to the commitment fees set forth in Section 2.1(a) hereof, one half of one percent (0.50%).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Provider” means any Person that: (i) maintains secure electronic systems for the recording, holding and transferring of electronic warehouse receipts and other electronic documents and information regarding ownership, transfers and pledges of the same that are fully compliant with applicable law, the agreement pursuant to which the Administrative Agent maintains its account with such Person, and the Administrative Agent's standards for electronic security of assets and information, in each case as determined by the Administrative Agent in its sole discretion from time to time; (ii) is an authorized “provider” of a “central filing system” for the maintenance of electronic warehouse receipts in good standing with and in full compliance with all requirements of 7 C.F.R. Part 735, including all requirements applicable under the provider agreement between such Person and the US Farm Services Agency (or its designee under applicable regulations); (iii) has entered into an agreement allowing the Administrative Agent to hold an account for the crediting of electronic warehouse receipts and to participate in such central filing system on terms and conditions satisfactory to the Administrative Agent in its sole discretion, (iv) at all times maintain in full force and effect any and all necessary insurance, sureties and bonds required by applicable law or the agreement pursuant to which the Administrative Agent maintains its account with such Person, and (v) that is otherwise satisfactory to the Administrative Agent in its sole discretion.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Base Rate” is defined in Section 1.2(a) hereof.
“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.2(a) hereof.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrower Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.4 hereof.
“Borrowing Base” means, as of any time it is to be determined, the sum of:
(a) the sum of:
(i)    95% of the sum of (A) the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities (other than Qualified Commodities consisting of Sorghum) sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, plus (B) an amount equal to 90% of the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Qualified Commodities, minus (C) the Repurchase Concentration Limit; plus
(ii)    the lesser of (A) $15,000,000 when taken together with the amounts set forth in clauses (b)(ii) and (d) of this definition and (B) 89% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase

Agreements to repurchase from the Borrower all Qualified Commodities consisting of Sorghum sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, provided that the amount included in the Borrowing Base pursuant to this clause (a) shall not at any time exceed 90% of the sum of (i) the market value at such time of all Eligible Commodities purchased by the Borrower under all Eligible Repurchase Agreements, plus (ii) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities, minus (iii) the Repurchase Concentration Limit; plus
(b) the sum of:
(i)    95% of the sum of (A) the aggregate principal amount of all payment obligations of all Sellers under Eligible Loan Receivables secured by Qualified Commodities (other than Qualified Commodities consisting of Sorghum) owed to the Borrower, plus (B) an amount equal to 90% the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Loan Receivables, minus (c) the Loan Receivable Concentration Limit, plus
(ii)    the lesser of (A) $15,000,000 when taken together with the amounts set forth in clauses (a)(ii) and (d) of this definition and (B) 89% of the aggregate principal amount of all payment obligations of all Sellers under Eligible Loan Receivables secured by Qualified Commodities consisting of Sorghum owed to the Borrower, provided that the amount included in the Borrowing Base pursuant to this clause (b) at any time may not exceed 90% of the (i) market value at such time of all Eligible Commodities pledged to the Borrower as collateral security for the Eligible Loan Receivables, plus (ii) and the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities, minus (iii) the Loan Receivable Concentration Limit; plus
(c) 85% of the sum of (i) the market value of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum) owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus (ii) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities; plus
(d) 80% of the sum of the market value of all Eligible Commodities consisting of Sorghum owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, provided that the amount included in the Borrowing Base pursuant to this clause (d), when taken together with the amounts set forth in clauses (a)(ii) and (b)(ii) of this definition, will not exceed $15,000,000;
provided further, that (i) the Administrative Agent shall have the right upon five (5) Business Days' notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Notice substantially in the form of Exhibit A attached hereto furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
“Borrowing Limit” means, at any time the same is determined (including, at the option of the Administrative Agent, daily computations of the value of Eligible Commodities and Hedging Value of all Hedging Agreements), an amount equal to the lesser of:
(i) the Borrowing Base as then determined and computed, and
(ii) the sum of:
    (A)    85% of (1) the market value at such time of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum) purchased by the Borrower under all Eligible Repurchase Agreements, plus (2) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities (including Sorghum); plus
(B)    85% of (1) the market value at such time of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum) pledged to the Borrower as collateral security for the Eligible Loan Receivables, plus (2) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities (including Sorghum); plus
(C)    85% of the sum of (i) the market value of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum) owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus (ii) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities (including Sorghum); plus
(D)    the lesser of (1) $15,000,000, and (2) the sum of: (I) 80% of the market value at such time of all Eligible Commodities consisting of Sorghum purchased by the Borrower under all Eligible Repurchase Agreements; plus (II) 80% of the market value at such time of all Eligible Commodities consisting of Sorghum pledged to the Borrower as collateral security for the Eligible Loan Receivables; plus (III) 80% of the market value of all Eligible Commodities consisting of Sorghum owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, minus
(E)    The Concentration Limit.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in

U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of Holdings on a fully‑diluted basis, other than acquisitions of such interests by the Permitted Holders, (b) Holdings ceases to own, directly or indirectly, 100% of the Voting Stock of the Borrower, (c) Holdings fails to have the right to appoint a majority of the board of directors (or similar governing body) of the Borrower, (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of Holdings in excess of $10,000,000, shall occur, or (e) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Borrower or any Borrower Subsidiary in excess of $100,000, shall occur.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.
“Collateral Documents” means the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, and the Funds Transfer and Deposit Account Liability or any part thereof.
“Commitment” means, as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $50,000,000 on the date hereof.
“Concentration Limit” means, at any date of determination, the aggregate amount by which (a) the obligations of each Seller (including each such Seller's Subsidiaries and Affiliates) to repurchase Qualified Commodities immediately following the consummation of the applicable Eligible Repurchase Agreement or the amount of the initial loans and advances made to each Seller (including each such Seller's Subsidiaries and Affiliates) in connection with the applicable Eligible Loan Agreement, as the case may be, exceeds $13,500,000, plus (b) the obligations of each Seller (including each such Seller's Subsidiaries and Affiliates) to repurchase Qualified Commodities pursuant to Eligible Repurchase Agreements and the Borrower's loans and advances made to each such Seller (including each such Seller's Subsidiaries and Affiliates) (including advances set forth in clause (a) above) pursuant to Eligible Loan Agreements exceeds $18,000,000.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Credit” means the credit facility for making Loans described in Section 1.1 hereof.
“Credit and Collection Policy” means the credit and collection policy of Borrower dated as of October 15, 2010 heretofore delivered to the Administrative Agent, as such policy may hereafter be amended, modified or supplemented from time to time in accordance with this Agreement.
“Credit Event” means the advancing of any Loan.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 1.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three

Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Delinquent Loan Receivable” means any Loan Receivable as to which (a) interest payments are outstanding for more than thirty (30) days past the date payment thereof is originally due or (b) principal payments are outstanding for more than thirty (30) days past the date payment thereof is due taking into account extensions or renewals granted by Borrower and consented to by Administrative Agent.
“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower's Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).
“Domestic Borrower Subsidiary” means a Borrower Subsidiary that is not a Foreign Borrower Subsidiary.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower's or such Guarantor's Affiliates or Subsidiaries (including Borrower Subsidiaries).
“Eligible Commodities” means any Qualified Commodity which:
(a)     with respect to a Qualified Commodity subject to a Repurchase Agreement, is an asset of the Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;
(b)    with respect to a Qualified Commodity that secures a Loan Receivable, the Borrower has a perfected, first priority Lien in such Qualified Commodity free and clean of any other Liens, and the Borrower has assigned all of its rights, title and interest in such Lien to the Administrative Agent;
(c)    (i) is covered by a tangible negotiable warehouse receipt in the Administrative Agent's possession with all necessary endorsements, (ii) is an Eligible Electronic Warehouse Receipt, or (iii) is subject to an Agreement to Pledge or a Trust Receipt;
(d)    if such Qualified Commodity is subject to an Agreement to Pledge, then the Borrower shall have delivered an original tangible warehouse receipt with all necessary endorsements no later than one (1) Business Day after the Administrative Agent has advanced a Loan in reliance upon such Agreement to Pledge;
(e)    if such Qualified Commodity is subject to a Trust Receipt, then no more than 20 days have elapsed since the tangible warehouse receipts subject to such Trust Receipt was sent by the Administrative Agent; provided, that the market value of Qualified Commodities subject to Trust Receipts shall not exceed 25% of the market value of such Qualified Commodities;
(f)    is delivered to the Borrower pursuant to an Eligible Repurchase Agreement or has been pledged by a Seller to the Borrower to secure such Seller's obligations under an Eligible Loan Receivable or is owned by the Borrower free and clear of any Liens or other adverse intersets;
(g)    is subject to a Hedging Agreement in an equal amount to such Qualified Commodity and such Hedging Agreement is maintained in an Eligible Hedging Account; and
(h)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice to the Borrower or any Subsidiary any such commodity may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).
“Eligible Electronic Warehouse Receipt” means a warehouse receipt that satisfies all of the following conditions:  (i) is an “electronic warehouse receipt” within the meaning of 7 C.F.R. Sec. 735.3, (ii) is issued and maintained through an Approved Provider at which Administrative Agent maintains an account for delivery of electronic warehouse receipts, (iii) has been credited to the Administrative Agent's account and Administrative Agent has the right to cause a further transfer of such electronic warehouse receipt within the central filing system of the Approved Provider without further action or consent by the Borrower.
“Eligible Hedging Account” means a Hedging Account which:
(a)        is an asset of the Borrower or Seller to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;
(b)        is maintained with an intermediary (as defined in the UCC) that is acceptable to the Administrative Agent in its sole discretion, it being understood that the Administrative Agent may, at any time and for any reason, require that such Hedging Account be moved from one intermediary to another intermediary that is acceptable to the Administrative Agent in its sole discretion;

(c)        is subject to an account control agreement among the Borrower or Seller (as applicable), the Administrative Agent and the intermediary satisfactory in form and substance to the Administrative Agent; and
(d)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice any such commodity account of the Borrower may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).
“Eligible Loan Receivable” means any Loan Receivable of the Borrower which:
(a)    has not been or should not be reserved for, charged off or deemed uncollectible in accordance with the Collection and Credit Policy, provided that in case of a reserve only the portion reserved for shall be considered ineligible;
(b)     is the valid, binding and legally enforceable obligation of the Seller obligated thereon and such Seller is not (i) a Borrower Subsidiary or an Affiliate of the Borrower, (ii) a shareholder, director, officer or employee of Holdings, the Borrower or any Borrower Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Administrative Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;
(c)    is an asset of the Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;
(d)    is not a Delinquent Loan Receivable;
(e)    no payment default has been declared or the Seller is not in default of any other provision pertaining to such Loan Receivable;
(f)    is not due from an Seller located in a state in which Borrower is not able to bring suit or otherwise enforce its remedies against an Seller through judicial process;
(g)    does not arise from any Overadvance to a Seller, provided that only the portion of the Loan Receivable arising from such Overadvance shall be considered ineligible;
(h)    relates to a Loan Receivable which in the Administrative Agent's reasonable credit judgment is adequately secured by Qualified Commodities and other assets in an amount sufficient to cover the amount of the Loan Receivable; provided that if such Loan Receivable is not adequately secured, then the Administrative Agent may, in its sole discretion, include only that portion of such Loan Receivable that is adequately secured;
(i)    does not arise from financial accommodations made based upon assets other than Qualified Commodities;
(j)    as to which the representations or warranties with respect to such Loan Receivable contained herein or in the other Loan Documents are true and correct in all material respects;
(k)    the Borrower has (i) exclusive control over the enforcement and/or waiver of the related Loan Agreement and any rights under or terms of the related Loan Agreement and any related agreements, documents or instruments and all other rights against such Seller under such Loan Agreement (including, without limitation, all rights with respect to the payment of principal, interest, fees, prepayment fees, default interest and other amounts under such Loan Agreement), and (ii) all rights of a secured party (as such term is defined in the UCC) with respect to the unpaid balance of any amounts payable under such Loan Agreement, including, without limitation all proceeds of the foregoing and all enforcement rights in respect thereof;
(l)     is in compliance in all respects with the requirements of the Credit and Collection Policy; and
(m)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice Loan Receivable or categories thereof of the Borrower or any Subsidiary may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).
“Eligible Repurchase Agreement” means any Repurchase Agreement which:
(a)     is the valid, binding and legally enforceable obligation of the Borrower and the Seller and such Seller is not (i) a Subsidiary or an Affiliate of the Borrower, (ii) a shareholder, director, officer or employee of Holdings, the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Administrative Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;
(b)    provides that the Seller must repurchase the commodities within a determined amount of time in accordance with such Repurchase Agreement;
(c)    no default or event of default exists under such Repurchase Agreement and the representations and warranties made therein by the Borrower and the Seller are true and correct in all material respects;
(d)    the Borrower has full and unqualified right to assign and grant a Lien in such Repurchase Agreement to the Administrative Agent for the benefit of the Lenders;
(e)    is not subject to any dispute, setoff, counterclaim, deductions or other claims or defense with respect thereto by the Seller;
(f)    is not due from an Seller located in a state in which Borrower is not able to bring suit or otherwise enforce its remedies against an Seller through judicial process;
(g)     is in compliance in all respects with the requirements of the Credit and Collection Policy; and
(h)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice to the Borrower or any Subsidiary any such commodity may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).
“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any hazardous material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.2(b) hereof.
“Eurodollar Reserve Percentage” is defined in Section 1.2(b) hereof.
“Event of Default” means any event or condition identified as such in Section 9.1 hereof.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.14 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 13.1(b) or Section 13.1(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.2(a) hereof.
“Foreign Borrower Subsidiary” means each Borrower Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Guarantor by any of such Lenders or their Affiliates.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.
“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.
“Hedging Account” means a commodity account, deposit account or securities account (as such terms are defined in the UCC) maintained by the Borrower or a Seller with an intermediary.
“Hedging Agreements” means any arrangement entered into by the Borrower or a Seller with a counterparty to protect against fluctuations in raw materials values or commodity prices (including without limitation a commodity swap transaction, commodity collar transaction, commodity floor transaction, commodity cap transaction, commodity purchase transaction or commodity option transaction, or any combination of the foregoing (including any options to enter into the foregoing)) that permits financial (rather than physical) settlement of such arrangement.
“Hedging Value” means, at any time the same is to be determined, the aggregate mark-to-market value of all Hedging Agreements as determined in accordance with the terms and conditions set forth in such Hedging Agreements after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, in each case determined without the addition of any asset value with respect thereto.
“Holdings” is defined in the introductory paragraph hereof.
“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the Termination Date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar month and on the Termination Date.
“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending in the case of Eurodollar Loans, 2 weeks or 1, 2, 3, or 6 months thereafter, provided, however, that:
(i)    no Interest Period shall extend beyond the final maturity date of the relevant Loans;
(ii)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(iii)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“INTL BOA Facility” means that certain Credit Agreement, dated as of October 1, 2010, among Holdings and INTL Global Currencies Limited, as Borrowers, the Guarantors (as defined therein), the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent, as the same may be amended from time to time.
“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.
“Lenders” means and includes Bank of Montreal, Chicago Branch and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.
“Lending Office” is defined in Section 10.4 hereof.
“LIBOR” is defined in Section 1.2(b) hereof.
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar

Loan, each of which is a “type” of Loan hereunder.
“Loan Agreement” means a loan agreement between Borrower and a Seller, pursuant to which loans and advances are made to such Seller secured by a perfected, first priority security interest (subject only to Liens acceptable to the Administrative Agent in sole discretion) in the Property securing such loans, advances and other obligations of the Seller owing thereunder, together with all agreements, documents and instruments related thereto, as such loan agreement and agreements, documents and instruments may be amended from time to time in accordance with the Credit and Collection Policy and in accordance with this Agreement.
“Loan Receivable Concentration Limit” means the Concentration Limit attributable to loans and advances made to each Seller (including each such Seller's Subsidiaries and Affiliates) in connection with Eligible Loan Agreements
“Loan Documents” means this Agreement, the Notes (if any), the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
“Loan Receivable” means the right to all repayments and other payments in respect of any and all advances extended from time to time before, on or after the date of this Agreement, by the Borrower to a Seller under a Loan Agreement that are owing to the Borrower (whether at stated maturity, by acceleration, or otherwise, according to the terms thereof).
“Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to Holdings or any of its Affiliates in consideration for, directly or indirectly, management, consulting or similar services.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of Holdings, the Borrower and the Borrower Subsidiaries taken as a whole, (b) a material impairment of the ability of Holdings, the Borrower or any Borrower Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Holdings, the Borrower or any Borrower Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.
“Material Contract” means each Loan Agreement, Loan Receivable, Hedging Agreement, Repurchase Agreement and any other agreement entered into by the Borrower with respect or in connection with the foregoing, in each case that is included in determining eligibility requirements for purposes of the Borrowing Base and/or the Borrowing Limit.
“Moody's” means Moody's Investors Service, Inc.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” and “Notes” each is defined in Section 1.8 hereof.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of the Guarantors arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” means the event specified in Section 8.23 hereof.
“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti‑money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107‑56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.14 hereof).
“Overadvance” means, with respect to any Loan Receivable, any advance by the Borrower in favor of the related Seller which could cause the total outstanding advances made by the Borrower in favor of such Seller at such time to exceed the maximum amount of advances permitted by borrowing base restrictions under the related Loan Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender's Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.
“Permitted Holders” means (a) Leucadia National Corporation and (b) (i) Sean M. O'Connor, Scott J. Branch, John Radziwill or any of their respective spouses or lineal descendants; (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing; and (iii) any trust, the beneficiaries of which only include any of the foregoing or their respective spouses or lineal descendants.
“Person” means an individual, partnership, corporation, limited liability company, association, trust,

unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“Qualified Commodity” means any physical commodity of the type described on Schedule 5.1 attached hereto (as such schedule may be modified or supplemented in the Administrative Agent's reasonable discretion) that is (a) either covered by a tangible negotiable warehouse receipt issued or negotiated to the Borrower or is an Eligible Electronic Warehouse Receipt; (b) on site and in storage within a storage facility operated by the Seller; and (c) fully insured against casualty loss while in storage with the Seller and the Seller or the Borrower has delivered to the Administrative Agent an insurance certificate naming the Administrative Agent as lender's loss payee with respect to such Qualified Commodity.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Repurchase Agreement” means a master commodities sale/repurchase agreement between the Borrower and a Seller, pursuant to which the Seller party thereto agrees to sell certain commodities to the Borrower and the Borrower agrees to purchase such commodities and then the Seller agrees to repurchase such commodities at a later date, together with all agreements, documents and instruments related thereto, as such agreements, documents and instruments may be amended from time to time in accordance with the Credit and Collection Policy and in accordance with this Agreement.
“Repurchase Concentration Limit” means the Concentration Limit attributable to the obligations of each Seller (including each such Seller's Subsidiaries and Affiliates) to repurchase Qualified Commodities pursuant to Eligible Repurchase Agreements
“Required Lenders” means, as of the date of determination thereof, (i) in the event there are two (2) Lenders, 100% and (ii) in the event there are more than two (2) Lenders, Lenders whose outstanding Loans and Unused Commitments constitute more than 50% of the sum of the total outstanding Loans and Unused Commitments of the Lenders.
“S&P” means Standard & Poor's Ratings Services Group, a division of The McGraw‑Hill Companies, Inc.
“Security Agreement” means that certain Security Agreement dated as of the date of this Agreement between the Borrower and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.
“Seller” means (i) with respect to Loan Receivables, each Person obligated to make payments under such Loan Receivable and (ii) with respect to Repurchase Agreements, each Person obligated to repurchase commodities previously sold to the Borrower under such Repurchase Agreement.
“Sorghum” means commodities consisting of sorghum and identified as Sorghum North Texas and Sorghum Gulf Export.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.
“Tangible Net Worth” means, for any Person and at any time the same is to be determined, the excess of such Person's assets over all its liabilities and reserves as determined in accordance with GAAP, but excluding as assets (i) goodwill and other intangible items and (ii) advances and loans to and investments in such Person's Affiliates and Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means May 31, 2013, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.
“Trust Receipt” means tangible negotiable warehouse receipts covering Qualified Commodities delivered by the Administrative Agent to the Borrower or any other Person for the purpose of (a) the ultimate sale or exchange of such Qualified Commodity, or (b) the loading, unloading, storing, shipping, transshipping, manufacturing, or otherwise dealing with such Qualified Commodities in a manner preliminary to their sale or exchange.
“UCC” means Uniform Commercial Code of the State of Illinois as in effect from time to time.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Loans.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Wholly‑owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly‑owned Subsidiaries within the meaning of this definition.
Section 5.2.    Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 5.3.    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Holdings, the Borrower and the Borrower Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 6.	Representations and Warranties.
The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
Section 6.1.    Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.
Section 6.2.    Holdings and Borrower Subsidiaries. Holdings and each Borrower Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies the Borrower and each Borrower Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Holdings, the Borrower and the Borrower Subsidiaries (for Holdings, solely with respect to the Borrower and Borrower Subsidiaries) and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Borrower and each Borrower Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by Holdings, the Borrower or the Borrower Subsidiaries are owned, beneficially and of record, by Holdings, the Borrower or the applicable Borrower Subsidiary free and clear of all Liens other than Liens permitted by Section 8.8 hereof. There are no outstanding commitments or other obligations of the Borrower or any Borrower Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Borrower Subsidiary.
Section 6.3.    Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Holdings and each Borrower Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person (if any), and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Holdings, the Borrower and the Borrower Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Holdings, the Borrower and the Borrower Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Holdings, the Borrower or any Borrower Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Holdings, the Borrower or any Borrower Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by‑laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Holdings, the Borrower or any Borrower Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting Holdings, the Borrower or any Borrower Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of Holdings, the Borrower or any Borrower Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral

Documents.
Section 6.4.    Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans to finance traditional commodity financing arrangements or the Borrower's purchase of Eligible Commodities from the Sellers who have agreed to sell Eligible Commodities to (and to later repurchase such Eligible Commodities from) the Borrower. None of Holdings, the Borrower or any Borrower Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Holdings, the Borrower and the Borrower Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.
Section 6.5.    Financial Reports. (i) The unaudited balance sheet of the Borrower as at September 30, 2011, and the related income statement of the Borrower for the fiscal year then ended, and the unaudited interim balance sheet of the Borrower as at June 30, 2012, and the related income statement of the Borrower and for the 9 months then ended, heretofore furnished to the Administrative Agent and the Lenders fairly present the financial condition of the Borrower as at said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (except that interim statements omit any footnotes to the information contained therein and do not reflect certain adjustments which would be reflected on the annual certified financial statements). Except as disclosed on Schedule 6.5 hereto, the Borrower has no contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.
(ii)    The Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and the Quarterly Report on Form 10-Q for the fiscal quarter of Holdings ended March 31, 2012, in each case has been prepared in accordance with GAAP (except that interim statements omit any footnotes to the information contained therein and do not reflect certain adjustments which would be reflected on the annual certified financial statements) on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year or period and fairly reflect the financial position of Holdings as of the dates thereof, and the results of operations for the periods covered thereby. Except as disclosed on Schedule 6.5 hereto, Holdings does not have contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.
Section 6.6.    No Material Adverse Change. Since September 30, 2011, there has been no change in the condition (financial or otherwise) or business prospects of Holdings, the Borrower or any Borrower Subsidiary except those occurring in the ordinary course of business or disclosed in the financial reports identified in Section 6.5(ii) hereof or another form of written disclosure to the Lenders prior to the date of this Agreement, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 6.7.    Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.
Section 6.8.    Trademarks, Franchises, and Licenses. Holdings, the Borrower and the Borrower Subsidiaries own, possess, or have the right to use all material patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
Section 6.9.    Governmental Authority and Licensing. Holdings, the Borrower and the Borrower Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.
Section 6.10.    Good Title. Holdings, the Borrower and the Borrower Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Holdings, the Borrower and the Borrower Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.
Section 6.11.    Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against Holdings, the Borrower or any Borrower Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Items disclosed in the financial reports identified in Section 6.5(ii) and in Holdings' Annual Report on Form 10-K for the fiscal year ended September 30, 2011 are not reasonably expected to have a Material Adverse Effect.
Section 6.12.    Taxes.    Taxes. All material tax returns required to be filed by Holdings, the Borrower or any Borrower Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon Holdings, the Borrower or any Borrower Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Neither Holdings nor the Borrower knows of any proposed additional tax assessment against Holdings, the Borrower or the Borrower Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Holdings, the Borrower and each Borrower Subsidiary have been made for all open years, and for its current fiscal period.
Section 6.13.    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Holdings, the Borrower or any Borrower Subsidiary of any Loan Document, except for (i) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) the filing of all financing statements, mortgages, and other documents necessary to perfect the Administrative Agent's Lien in the Collateral.
Section 6.14.    Affiliate Transactions. None of Holdings, the Borrower or Borrower Subsidiary is a

party to any contracts or agreements with any of its Affiliates (other than with Wholly‑owned Borrower Subsidiaries) on terms and conditions which are less favorable to Holdings, the Borrower or such Borrower Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 6.15.    Investment Company. None of Holdings, the Borrower or any Borrower Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.16.    ERISA. Each of Holdings, the Borrower and each other member of its respective Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of Holdings, the Borrower or any Borrower Subsidiary has any contingent liabilities with respect to any post‑retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
Section 6.17.    Compliance with Laws. Holdings, the Borrower and the Borrower Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non‑compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of Holdings, the Borrower or any Borrower Subsidiary has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non‑compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
    Section 6.18.    OFAC. (a) The Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) Holdings and each Borrower Subsidiary is in compliance with the requirements of all OFAC Sanctions Programs applicable to Holdings and such Borrower Subsidiary, (c) the Borrower has provided to the Administrative Agent and the Lenders all information regarding Holdings, the Borrower and its Affiliates and the Borrower Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Borrower's knowledge, none Holdings, the Borrower nor any of the Borrower's Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.
Section 6.19.    Other Agreements. None of Holdings, the Borrower or any Borrower Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.
Section 6.20.    Solvency. Holdings, Borrower and the Borrower Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
Section 6.21.    No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22.    No Broker Fees. No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys' fees) arising in connection with any such claim, demand, or liability.
Section 6.23.    Material Contracts. Each of the Borrower and each Borrower Subsidiary has entered into and is performing its duties under each Material Contract in accordance with the Credit and Collection Policies.

Section 7.	Conditions Precedent.
Section 7.1.    All Credit Events. At the time of each Credit Event hereunder:
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;
(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)    in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.4 hereof;
(d)    after giving effect to such Credit Event, the aggregate principal amount of all Loans then outstanding does not exceed the lesser of (i) the Commitment and (ii)  the Borrowing Limit, and the Borrower shall have delivered to the Administrative Agent a certificate in the form attached hereto as Exhibit A in evidence thereof;
(e)    after giving effect to such Credit Event, the Borrower's Tangible Net Worth shall be the greater of (i) $1,000,000 and (ii) 7.5% of the aggregate principal amount of all Loans outstanding;
(f)    to the extent that the proceeds of any Loan are used to finance any Loan Receivable, INTL BOA Facility has been amended or the restriction against the making of advances or loans thereunder has been waived, in each case in accordance with the terms thereof, so that the Borrower is permitted to advance or make loans to a Seller under the applicable Loan Agreement; and
(e)    such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (f), both inclusive, of this Section.
Section 7.2.    Conditions to the Effectiveness of this Agreement. This Agreement shall become effective upon satisfaction of the following conditions:

(a)    the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors, and the Lenders;
(b)    if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender's duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.8 hereof;
(c)    the Administrative Agent shall have received the Security Agreement duly executed by the Borrower, together with (i) UCC financing statements to be filed against the Borrower, as debtor, in favor of the Administrative Agent, as secured party and (ii) to the extent a Borrowing is requested on the Closing Date, (A) warehouse receipts together with all necessary endorsements with respect to the Eligible Commodities, and (B) all commodity account control agreements for all Eligible Hedging Accounts;
(d)    the Administrative Agent shall have received evidence of insurance insuring the Eligible Commodities and naming the Administrative Agent as lender's loss payee;
(e)    the Administrative Agent shall have received copies of the Borrower's and each Guarantor's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
(f)    the Administrative Agent shall have received copies of resolutions of the Borrower's and each Guarantor's Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower's and each Guarantor's behalf, all certified in each instance by its Secretary or Assistant Secretary;
(g)    the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
(h)    the Administrative Agent shall have received a list of the Borrower's Authorized Representatives;
(i)    each Lender shall have received an upfront fee in an amount equal to 0.10% of such Lender's Commitment;
(j)    each Lender shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Guarantors, and the lack of material contingent liabilities of the Borrower and the Guarantors;
(k)    the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;
(l)    the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent;
(m)    the Administrative Agent shall have received a fully executed Internal Revenue Service Form W‑9 for the Borrower and each Guarantor;
(n)    no material adverse change in the business, condition (financial or otherwise), operations, performance, or Properties of the Borrower or any Guarantor shall have occurred since September 30, 2011;
(o)    the Administrative Agent shall have received copies of all Material Contracts (or the Borrower's standard form of such contacts), which shall be in form and substance satisfactory to the Administrative Agent;
(p)    the Administrative Agent shall have received copies of the Credit and Collection Policy, which shall be in form and substance satisfactory to the Administrative Agent;
(q)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of the Closing Date, except to the extent the same expressly relate to an earlier date;
(r)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of the consummation of the transaction contemplated by this Agreement;
(s)    to the extent such secured Indebtedness for Borrowed Money is not permitted hereunder, the Administrative Agent shall have received pay‑off and lien release letters from secured creditors of the Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower, which pay‑off and lien release letters shall be in form and substance acceptable to the Administrative Agent;
(t)    the Administrative Agent shall have received evidence satisfactory to it that the credit facility evidenced by that certain Credit Agreement dated as of December 2, 2010, as amended, by and among FCStone Financial, Inc. (“FCStone Financial”), the guarantors party thereto, the lenders party thereto and the Administrative Agent has been terminated and all indebtedness, obligations and liabilities of FCStone Financial arising thereunder have been paid in full and the lenders' commitment to extend credit to FCStone Financial has been terminated;
(u)    the Administrative Agent shall have received (i) unaudited financial statements (including balance sheets and income statements) of the Borrower for the fiscal years of the Borrower ended September 30, 2011 and September 30, 2010; (ii) unaudited financial statements (including balance sheets and income statements) of the Borrower for each of the fiscal quarters of the Borrower ended December 31, 2011 and March 31, 2012; (iii) audited financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Subsidiaries for the fiscal years of Holdings ended September 30, 2011, September 30, 2010 and September 30, 2009; and (iv) unaudited consolidated and consolidating financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Subsidiaries for each of the fiscal quarters of Holdings ended December 31, 2011 and March 31, 2012, in each case in form and substance satisfactory to the Administrative Agent; and
(v)    the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 8.	Covenants.
The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:
Section 8.1.    Maintenance of Business. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 8.2.    Maintenance of Properties. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or (ii) where failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 8.3.    Taxes and Assessments. Each of Holdings and the Borrower shall duly pay and discharge, and shall cause each Borrower Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 8.4.    Insurance. Each of Holdings and the Borrower shall insure and keep insured, and shall cause each Borrower Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of Holdings and the Borrower shall insure, and shall cause each Borrower Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.
Section 8.5.    Financial Reports. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the

Administrative Agent, each Lender, and each of their duly authorized representatives such information respecting the business and financial condition of Holdings, the Borrower and each Borrower Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:
(a)    as soon as available, and in any event no later than 30 days after the last day of each calendar month, a listing of all Sellers with the amount outstanding under the applicable Repurchase Agreement or Loan Receivable together with the Borrower's internal risk rating relating to such Sellers, in each case prepared by the Borrower as of the end of and for such period and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
(b)    as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and the Borrower Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income of the Borrower and the Borrower Subsidiaries for the fiscal quarter and for the fiscal year‑to‑date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year‑end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
(c)    as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of Holdings, a copy of the consolidated balance sheet of Holdings and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of Holdings and its Subsidiaries for the fiscal quarter and for the fiscal year‑to‑date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Holdings in accordance with GAAP (subject to the absence of footnote disclosures and year‑end audit adjustments) and certified to by its chief financial officer or another officer of Holdings acceptable to the Administrative Agent;
(d)    as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Holdings, a copy of the consolidated balance sheet of Holdings and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by Holdings and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
(e)    promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Holdings, the

Borrower's or any Borrower Subsidiary's operations and financial affairs given to it by its independent public accountants;
(f)    if requested by the Administrative Agent or any Lender, promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Holdings, the Borrower or any Borrower Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10‑K, Form 10‑Q and Form 8‑K reports) filed by Holdings, the Borrower or any Borrower Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;
(g)    promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Holdings, the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Holdings, the Borrower or any Borrower Subsidiary, or its business;
(h)    at the end of each Business Day during which any Obligations are outstanding hereunder, the Borrower shall, and shall cause its Affiliates, to deliver to the Administrative Agent daily mark-to-market reports of the Hedging Value of all Hedging Agreements in the Eligible Hedge Accounts;
(i)    notice of any Change of Control;
(j)    promptly after knowledge thereof shall have come to the attention of any responsible officer of Holdings, or the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Holdings, the Borrower or any Borrower Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ii) the occurrence of any Default or Event of Default hereunder; or (iii) the occurrence of any event or the existence of any condition that could reasonably be expected to have a Material Adverse Effect;
(k)    promptly after any change or other modification of the Borrower's internal risk rating on any Seller, the Borrower shall deliver to the Administrative Agent notice of any such change or modification of the change in such Seller's internal risk rating; and
(l)    with each of the financial statements delivered pursuant to subsection (b) above, a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Holdings, the Borrower or any Borrower Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof.
Section 8.6.    Inspection. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants

(and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, and such Lenders the finances and affairs of Holdings, the Borrower and the Borrower Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.
Section 8.7.    Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:
(a)    the Obligations and Funds Transfer and Deposit Account Liability of the Borrower and the Borrower Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
(b)    purchase money indebtedness and Capitalized Lease Obligations of the Borrower and the Borrower Subsidiaries in an amount not to exceed $100,000 in the aggregate at any one time outstanding;
(c)    obligations of the Borrower or any Borrower Subsidiary arising out of Hedging Agreements in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
(d)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(e)    intercompany advances from time to time (i) owing by any Borrower Subsidiary to the Borrower or another Borrower Subsidiary or by the Borrower to a Borrower Subsidiary (ii) from the Borrower to Holdings or owing by the Borrower to Holdings, in each under this clause (e) in the ordinary course of business to finance working capital needs;
(f)    unsecured indebtedness owing by the Borrower or any Borrower Subsidiary to Holdings so long as such indebtedness is subordinated in right of payment to the prior payment of the Obligations and Funds Transfer and Deposit Account Liability;
(g)    the guaranty by the Borrower and the Borrower Subsidiaries of the obligations of Holdings and its Subsidiaries under the INTL BOA Facility in an aggregate principal amount not to exceed $175,000,000 at any one time (and renewals, refinancings and extensions thereof);
(h)    indebtedness arising under that certain Master Commodity Transaction Agreement dated December 20, 2011 by and among the Borrower, INTL Commodities, Inc,, and VMF Special Purpose Vehicle SPC on behalf of M1 Segregated Portfolio, and any other indebtedness arising under repurchase agreements approved by the Administrative Agent in its sole discretion; and
(i)    unsecured indebtedness of the Borrower and the Borrower Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.
Section 8.8.    Liens. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Borrower Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)    mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)    judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and the Borrower Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;
(d)    Liens on the interest of lessors under Capital Leases or operating leases;
(e)    Liens on equipment of the Borrower or any Borrower Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Borrower Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
(f)    Liens on Hedging Accounts in favor of an intermediary to secure payment of customary fees and commissions and for payment or delivery of Hedging Agreements purchased or sold from such Hedging Accounts;
(g)    Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;
(h)    Liens securing the guaranty permitted by Section 8.7(g) hereof; provided, such Liens are limited to the Borrower's equity interests in the Borrower Subsidiaries; and
(i)    Liens securing indebtedness permitted by Section 8.7(h) hereof; provided, that such Liens do not cover the Collateral including any proceeds thereof.

Section 8.9.    Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;
(b)    investments in commercial paper rated at least P‑1 by Moody's and at least A‑1 by S&P maturing within one year of the date of issuance thereof;
(c)    investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;
(d)    investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(e)    investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;
(f)    the Borrower's investments in the Domestic Borrower Subsidiaries;
(g)    the Borrower's loans and advances to Sellers pursuant to Repurchase Agreements or Loan Agreements;
(h)    the Borrower's or any Borrower Subsidiary's loans and advances to Holdings so long as (i) no Default or Event of Default has occurred and is continuing or would result from such loan or advance, and (ii) the Borrower is in compliance with Section 8.22 hereof after giving effect to any such loan or advance; and
(i)    intercompany loans and advances from Holdings to the Borrower or to a Borrower Subsidiary in the ordinary course of business to finance working capital needs.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.
Section 8.10.    Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:
(a)    the sale of inventory in the ordinary course of business;
(b)    the sale, transfer, lease or other disposition of Property of the Borrower and the Borrower Subsidiaries to one another in the ordinary course of its business;
(c)    the merger of any Borrower Subsidiary with and into the Borrower or any other Borrower Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;
(d)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
(e)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or the Borrower Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and
(f)    the sale, transfer, lease or other disposition of Property of the Borrower or any Borrower Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and the Borrower Subsidiaries not more than $100,000 during any fiscal year of the Borrower.
Section 8.11.    Maintenance of Borrower Subsidiaries. (a) Holdings or the Borrower shall not assign, sell or transfer, nor shall they permit any Borrower Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of the Borrower or a Borrower Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of the Borrower or a Borrower Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Borrower Subsidiary, and (b) any transaction permitted by Section 8.8(f) or Section 8.10(c) above.
Section 8.12.    Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay Management Fees (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (a) the making of dividends or distributions by any Borrower Subsidiary to the Borrower and (b) the Borrower may make dividends and distributions during any fiscal year so long as (i) no Default or Event of Default has occurred and is continuing or would result from such dividend or other distribution, and (ii) the Borrower is in compliance with Section 8.22 hereof after giving effect to any such dividend or other distribution.
Section 8.13.    ERISA. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Holdings, the Borrower or any Borrower Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Holdings, the Borrower or any Borrower Subsidiary with respect to any post‑retirement Welfare Plan benefit.
Section 8.14.    Compliance with Laws. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders (including but not limited to all Environmental Laws) applicable to or pertaining to its Property or business operations, where any such non‑compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
Section 8.15.    Burdensome Contracts with Affiliates. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly‑owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Borrower Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
Section 8.16.    No Changes in Fiscal Year. The fiscal year of Holdings, the Borrower and the Borrower Subsidiaries ends on September 30 of each year; and neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, change its fiscal year from its present basis.
Section 8.17.    Formation of Borrower Subsidiaries. Promptly upon the formation or acquisition of any Domestic Borrower Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Borrower Subsidiary). The Borrower shall not, nor shall it permit any Borrower Subsidiary to, form or acquire any Foreign Borrower Subsidiary.
Section 8.18.    Change in the Nature of Business. Neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, engage in any business or activity if as a result the general nature of the business of Holdings, the Borrower or any Borrower Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
Section 8.19.    Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.
Section 8.20.    No Restrictions. Except as disclosed to the Lenders or as otherwise provided herein, neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Holdings, the Borrower or any Borrower Subsidiary to: (a) pay dividends or make any other distribution on the Borrower's or any Borrower Subsidiary's capital stock or other equity interests owned (directly or indirectly) by Holdings, the Borrower or any other Borrower Subsidiary, (b) pay any indebtedness owed to Holdings, the Borrower or any other Borrower Subsidiary, (c) make loans or advances to Holdings, the Borrower or any other Borrower Subsidiary, (d) transfer any of its Property to Holdings, the Borrower or any other Borrower Subsidiary, or (e) guarantee the Obligations and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.
Section 8.21.    Performance of Duties; Amendment of Material Contracts. (a) Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Material Contract, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from taking any action (including waiving any default or event of default under a Material Contract) that may materially impair the rights of the Administrative Agent or the Lenders in any Material Contract or any Collateral.
(b)    Neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, make any change to the Credit and Collection Policy or their method for computing internal risk ratings for the Sellers if such change would have a material adverse effect on any Material Contract.
Section 8.22.    Tangible Net Worth. The Borrower shall at all times maintain a Tangible Net Worth of not less than the greater of (i) $1,000,000 and (ii) 5.0% of the aggregate principal amount of all Loans outstanding.
Section 8.23.    Compliance with OFAC Sanctions Programs. (a) Each of Holdings and the Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to Holdings or the Borrower and shall cause each of the Borrower Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Borrower Subsidiary.
(b)    Each of Holdings and the Borrower shall provide the Administrative Agent, and the Lenders any information regarding Holdings, the Borrower, and the Borrower's Affiliates, and the Borrower Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower's ability to provide information applicable to them.
(c)    If any of Holdings or the Borrower obtains actual knowledge or receives any written notice that any of Holdings or the Borrower, any Affiliate of the Borrower or any Borrower Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and Holdings and the Borrower hereby authorize and consent to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).
Section 8.24.    Deposit Accounts. Not later than 30 days after the Closing Date, the Borrower shall, and shall cause each Borrower Subsidiary to, maintain all deposit accounts with the Administrative Agent or with other financial institutions selected by the Borrower and reasonably acceptable to the Administrative Agent (which financial institutions have entered into account control agreements with the Administrative Agent relating to such accounts on terms reasonably acceptable to the Administrative Agent).
Section 8.25.    Material Contracts. Promptly upon entering into any Material Contract the Borrower shall deliver a copy thereof to the Administrative Agent.

Section 8.26.    Most Favored Lenders. In the event that the Borrower or any of the Borrower Subsidiaries shall, directly or indirectly, be a party to or enter into or otherwise consent to any agreement or instrument (or any amendment, supplement or modification thereto) under which, directly or indirectly, any Person or Persons undertakes to make or provide credit or loans to the Borrower or any of the Borrower Subsidiaries (including, without limitation, any instrument, document or indenture relating to any Indebtedness and any Material Contract), which agreement (or amendment thereto) provides such Person with more restrictive covenants or borrowing base provisions than are provided to the Administrative Agent and/or the Lenders in this Agreement, the Borrower shall provide the Administrative Agent and the Lenders with a copy of each such agreement (or amendment thereto) and such more restrictive covenants or borrowing base provisions shall automatically be deemed to be incorporated into this Agreement, and the Administrative Agent and the Lenders shall have the benefits of such more restrictive covenants or borrowing base provisions as if specifically set forth herein and applied for the benefit of the holders of the Obligations and the interest of the Administrative Agent and/or the Lenders in the Collateral (and no amendment, modification, or waiver of any such more restrictive covenants or borrowing base provisions incorporated herein by reference shall be effective against the Administrative Agent or the Lenders unless consented to by the Required Lenders).  Upon the written request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into an amendment to this Agreement to include such more restrictive covenants or borrowing base provisions (provided that the Administrative Agent and the Lenders shall maintain the benefit of such more restrictive covenants or borrowing base provisions even if the Administrative Agent or Required Lenders fail to make such request or the Borrower fails to provide such amendment).

Section 9.	Events of Default and Remedies.
Section 9.1.    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)    default in the payment when due of all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document;
(b)    default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16, 8.18, 8.19, 8.20, 8.21 8.22 or 8.24 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Holdings or the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;
(d)    any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
(e)    any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;
(f)    (i) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Borrower Subsidiary aggregating in excess of $100,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(ii)    default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Holdings aggregating in excess of $10,000,000 (including any default under the INTL BOA Facility), or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(g)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Holdings, the Borrower or any Borrower Subsidiary, or against any of its Property, in an aggregate amount in excess of $100,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(h)    Holdings, the Borrower or any Borrower Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Holdings, the Borrower or any Borrower Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Holdings, the Borrower or any Borrower Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i)    any Change of Control shall occur;
(j)    Holdings, the Borrower or any Borrower Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or
(k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any of Holdings, the Borrower or any Borrower Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against Holdings, the Borrower or any Borrower Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
Section 9.2.    Non‑Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 9.3.    Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.
Section 9.4.    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.	Change in Circumstances.
Section 10.1.    Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender's obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
(a)    the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
(b)    the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.
Section 10.3.    Increased Cost and Reduced Return. (a) If any Change in Law shall:
(i)    subject any Lender (or its Lending Office) to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) with respect to its Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, or its obligation to make Eurodollar Loans (except for changes in the basis or rate of (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or
(ii)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans;
and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
Section 10.4.    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.
Section 10.5.    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan's Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11.	The Administrative Agent.
Section 11.1.    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.
Section 11.2.    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).
Section 11.3.    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.4. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
Section 11.4.    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5.    Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of Holdings, the Borrower or any Borrower Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys‑in‑fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other

Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of Holdings, the Borrower and the Borrower Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.
Section 11.6.    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.
Section 11.7.    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent's rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.
Section 11.8.    Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender's execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor has entered into an agreement creating Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate's right to share in payments and collections out of the Collateral and the

Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent's Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties and Liens.
Section 11.9.    Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
Section 11.10.    Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Funds Transfer and Deposit Account Liability.
Section 11.11.    Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates), other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.
Section 11.12.    Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law described in subsection (j) or (k) of Section 9.1 or any other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under including, but not limited to, Sections 1.9, 2.1, 10.3, and 13.15 hereof) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1 and 13.15 hereof. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.	The Guarantees.
Section 12.1.    The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, Holdings and each Borrower Subsidiary party hereto (including any Borrower Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders and their Affiliates, the due and punctual payment of all present and future Obligations, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Obligations, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.
Section 12.2.    Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Funds Transfer and Deposit Account Liability;
(c)    any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;
(d)    the existence of any claim, set‑off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;
(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;
(f)    any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;
(g)    any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Funds Transfer and Deposit Account Liability; or
(h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.
Section 12.3.    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor's obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4.    Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitment, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 12.5.    Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or other obligor, another guarantor, or any other Person.
Section 12.6.    Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor's obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.
Section 12.7.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
Section 12.8.    Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.
Section 12.9.    Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 13.	Miscellaneous.
Section 13.1.    Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future Indemnified Taxes. If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the

Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made.
(b)    U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W‑8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W‑8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W‑8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10‑percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent or to such Lender and (ii) required under then‑current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.
(c)    Inability of Lender to Submit Forms. If any Lender determines, as a result of any Change in Law, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
(d)    Compliance with FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)    Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 13.1, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of such Lender, agrees to promptly repay the amount paid over with respect to such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to the relevant Governmental Authority. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or any other confidential information or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(g)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section, the Borrower pr such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
Section 13.2.    No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 13.3.    Non‑Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 13.4.    Other Taxes. The Borrower agrees to pay on demand, and indemnify and hold the Administrative Agent, the Lenders, and the L/C Issuer harmless from, any Other Taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.Section 13.4.    Intentionally Omitted
Section 13.5.    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 13.6.    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 1.9, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
Section 13.7.    Sharing of Set‑Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set‑off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
Section 13.8.    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower, any Guarantor or the Administrative Agent shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or any Guarantor (other than Holdings):
FCStone Merchant Services, LLC
2829 Westown Parkway, Suite 100
West Des Moines, Iowa 50266
Attention:Mike Knobbe, President
Telephone:(515) 273-4052
Telecopy:(515) 223-3709
to the Administrative Agent: Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention:Futures and Securities Division Telephone:(312) 461-6751 Telecopy:(312) 765‑8353
to Holdings:
INTL FCStone, Inc.
708 Third Avenue, Suite 1500
New York, NY 10017
Attention: Bruce Fields
Telephone: (212) 485-3518
Fax: (212) 485-3505

with a copy to:

1251 NW Briarcliff Parkway, Suite 800
Kansas City, MO 64116
Attention: Bill Dunaway
Telephone: (816) 410-7129
Fax: (816) 410-7450

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.
Section 13.9.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 13.10.    Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.
Section 13.11.    Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.9 and Section 10.3 hereof. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 13.12.    Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:
(a)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(b)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Holdings, Borrower or Borrower Subsidiary. No such assignment shall be made to Holdings, the Borrower or any of their Affiliates or Borrower Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.
(b)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
Section 13.13.    Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:
(i)    no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan hereunder;
(ii)    no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Termination Date, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and
(iii)    no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Section 13.14.    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 13.15.    Costs and Expenses; Indemnification. The Borrower agrees to pay all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches. The Borrower agrees to pay to the Administrative Agent, and each Lender, and any other holder of any Obligations outstanding hereunder, all out‑of‑pocket costs and expenses reasonably incurred or paid by the Administrative Agent, such Lender, or any such holder, including reasonable attorneys' fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
Section 13.16.    Set‑off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set‑off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
Section 13.17.    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 13.18.    Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.
Section 13.19.    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 13.20.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower's Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower's Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower's Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 13.21.    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Borrower Subsidiaries shall only apply during such times as the Borrower has one or more Borrower Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
Section 13.22.    Lender's Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
Section 13.23.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Guarantors, the Administrative Agent and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
Section 13.24.    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 13.25.     Confidentiality. Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Borrower Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non‑confidential basis from a source other than Holdings, the Borrower or any Borrower Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any of the Borrower Subsidiaries or from any other Person on behalf of Holdings, the Borrower or any Borrower Subsidiary relating to Holdings, the Borrower or any Borrower Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non‑confidential basis prior to disclosure by Holdings, the Borrower or any Borrower Subsidiary or from any other Person on behalf of Holdings, the Borrower or any Borrower Subsidiary.

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
“Borrower”
FCStone Merchant Services, LLC
By /s/ Michael J. Knobbe
Name Michael J. Knobbe
Title President
By /s/ Paul G. Anderson
Name Paul G. Anderson
Title Director

“Guarantor”
INTL FCStone, Inc.
By /s/ Paul G. Anderson
Name Paul G. Anderson
Title President
By /s/ William J. Dunaway
Name William J. Dunaway
Title Chief Financial Officer

“Administrative Agent and Lenders ”
Bank of Montreal, Chicago Branch, as
Administrative Agent and a Lender
By /s/ Scott M. Ferris
Name Scott M. Ferris
Title Managing Director